Exhibit 99.1

PLEASE CONSULT COMPUTERSHARE OR

YOUR BANK, BROKER OR OTHER NOMINEE AS TO ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by Orange 21 Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.0001 per share (“Common Stock”), options and warrants, as described in the Company’s accompanying prospectus, dated April 25, 2008 and Prospectus Supplement dated January 22, 2009 (as they may be amended and supplemented, the “Prospectus”). The record holders of the Company’s Common Stock, options and warrants as of 5:00 p.m., New York City time, on January 21, 2009 (the “Record Date”), are receiving one non-transferable subscription right (“Right”) for each share of Common Stock held by them or underlying an outstanding option or warrant (whether or not then vested and exercisable). Each Right will entitle the holder to purchase one share of Common Stock (the “Subscription Right”). The subscription price (the “Subscription Price”) is $0.80 per share. In the Rights Offering, the Company is offering an aggregate of 9,544,814 shares of Common Stock.

No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid. Nominee record holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided, however, the nominee record holders make a proper showing to Computershare Trust Company, N.A. (the “Rights Agent”) by submitting the form entitled “Nominee Holder Certification” that the Company will provide to each nominee record holder with the rights offering materials.

The Rights will expire at 5:00 p.m. New York City time, on February 20, 2009 unless extended by the Company as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).

The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Rights Certificate representing such Rights (each, a “Subscription Rights Certificate”). You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Rights Certificate and returning it to the Rights Agent in one of the envelopes provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE, TOGETHER WITH FULL PAYMENT OF THE SUBSCRIPTION PRICE, MUST BE RECEIVED BY THE RIGHTS AGENT ON OR PRIOR TO THE EXPIRATION DATE OF THIS RIGHTS OFFERING. IF YOU USE THE MAIL, WE RECOMMEND THAT YOU USE INSURED, REGISTERED MAIL, RETURN RECEIPT REQUESTED. IF YOU CANNOT DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE TO THE RIGHTS AGENT ON TIME, YOU MAY FOLLOW THE GUARANTEED DELIVERY PROCEDURES DESCRIBED UNDER “GUARANTEED DELIVERY PROCEDURES” IN THE PROSPECTUS. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

1.	Exercise of Rights.

To exercise the Rights, deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, prior to the Expiration Date (unless complying with the guaranteed delivery procedures described below).

For record holders, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Computershare Inc. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check or money order. Please note, however, that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Common Stock at the Subscription Price of $0.80 per share.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Rights Agent.

The Subscription Rights Certificate and payment of the Subscription Price (or, for brokers or other nominees, Notices of Guaranteed Delivery (as defined below)), must be delivered by mail or overnight courier to the Rights Agent at the following address:

By First Class Mail Only:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02941-3011

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

The telephone numbers of the information agent for inquiries, information or requests for additional documentation with respect to the Rights or the Rights Offering are as follows:

Georgeson Inc.

199 Water St. 26th Floor

New York, NY 10038-3650

banks and brokers: 212-440-9800

all other callers: (800) 280-0819

Brokers or other nominees wishing to exercise Rights, may cause a written guarantee substantially in the form enclosed for them (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Rights Agent (each of the foregoing being an “Eligible Institution”), to be received by the Rights Agent at or prior to the Expiration Date, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the exercise of the Rights and must guarantee the delivery to the Rights Agent of a properly completed and executed Subscription Rights Certificate within three business days following the date the Rights Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, a Subscription Rights Certificate must be received by the Rights Agent within three business days following the date the Rights Agent receives the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the information agent at the address, or by calling the telephone number, indicated above.

2.	Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Date.

3.	Delivery of Shares of Common Stock.

Shares of common stock purchased in the Rights Offering will be issued electronically through the Direct Registration System to record holders who properly exercise their rights as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price. Additionally, as soon as practicable after the Expiration Date, the Rights Agent will promptly deliver to each Rights holder at their address shown on the face of their Subscription Rights Certificate unless instructed otherwise any excess funds, without interest or deduction, received in payment of the Subscription Price.

4.	Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone.

5.	Delivery of New Subscription Rights Certificate.

If your Subscription Rights Certificate is lost or destroyed, you may contact the Rights Agent about a replacement. However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Rights Certificate(s) in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Rights Agent will be liable to any holder for any such delays.

6.	Execution.

(a) Execution by Registered Holder(s). The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7.	Method Of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Rights Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Date. In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls.